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                                  Exhibit 23.1

                              ACCOUNTANTS' CONSENT

The Board of Directors and Stockholders
24/7 Media, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-66995) on Form S-8 and (No. 333-89985) on Form S-3 of our report dated March 8, 2000 relating to the consolidated balance sheets of 24/7 Media, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999 and related schedule, which report appears in the annual report on Form 10-K of 24/7 Media, Inc.

                                                    KPMG LLP
                                                    /s/ KPMG LLP
New York, New York
March 24, 2000